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                                                                     EXHIBIT 12


                              PAGING NETWORK, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                      Three Months Ended
                                                           March 31,
                                                   ------------------------
                                                       1997          1996
                                                   ----------    ----------
                                                   (Restated)
Earnings:
  Net loss .....................................   $  (37,314)   $  (12,106)
  Fixed charges, less interest capitalized .....       43,460        34,463
                                                   ----------    ----------
      Earnings .................................   $    6,146    $   22,357
                                                   ==========    ==========


Fixed charges:
  Interest expense, including interest
      capitalized ..............................   $   38,355    $   28,452
  Amortization of deferred financing costs .....        2,471         1,283
  Interest portion of rental expense ...........        5,634         4,728
                                                   ----------    ----------
      Fixed charges ............................   $   46,460    $   34,463
                                                   ==========    ==========


Ratio of earnings to fixed charges .............         --            --
                                                   ==========    ==========

Deficiency of earnings available to cover
  fixed charges ................................   $  (40,314)   $  (12,106)
                                                   ==========    ==========
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